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                                                                    EXHIBIT 99.1
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                                  JUNE 19, 1997

To Our Stockholders:

         We are pleased to inform you that RMI Titanium Company has adopted a share purchase rights plan.

         This action was taken after long and careful study and was not taken in response to any pending takeover or proposed change in control of the Company. The plan is intended to protect the Company and its stockholders from potentially coercive takeover practices or takeover bids which are inconsistent with the interests of the Company and its stockholders. The plan is not intended to deter unsolicited offers that would provide superior long-term value to all of the Company's stockholders. The adoption of a share purchase rights plan has become common practice in major American companies and a well accepted approach to ensuring that all stockholders receive a fair price and are treated equally in the event of a takeover.

         To effect the plan, the Board of Directors declared a dividend of one share purchase right for each outstanding share of the Company's common stock. The distribution is being made to stockholders of record as of June 19, 1997.

         Under the plan, the rights will initially trade together with the Company's common stock and will not be exercisable. In the absence of further board action, the rights generally will become exercisable and allow the holder to acquire the Company's common stock at a discounted price if a person or group acquires 20% or more, (or 30% for USX Corporation since it currently owns 27%) of the outstanding shares of RMI Titanium Company common stock. Rights held by persons who exceed the applicable threshold will be void. Under certain circumstances, the rights will entitle the holder to buy shares in an acquiring entity at a discounted price.

         The Company's Directors may, at their option, redeem all rights for $.01 per right, generally at any time prior to the rights becoming exercisable. The rights will expire June 19, 2007, unless earlier redeemed, exchanged or amended by the Directors.

         The issuance of the rights is not a taxable event, will not affect the Company's reported financial condition or results of operations (including earnings per share), should not interfere with the Company's operating, financing or investing activities



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and will not change the way in which the Company's common stock is currently traded.

         A summary of the share purchase rights plan (which explains the terms and nature of the rights) is enclosed. Stockholders are urged to review the summary carefully and retain it with their permanent records.

         In adopting the share purchase rights plan, the Directors have expressed their confidence in the Company's future and its determination that you, our stockholders, be given every opportunity to participate fully in that future.

On Behalf of the Directors,

Timothy G. Rupert
Executive Vice President
and Chief Financial Officer

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